Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-179695) pertaining to the Whirlpool 401(k) Retirement Plan of our report dated June 23, 2017, with respect to the financial statements and supplemental schedule of the Whirlpool 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois
June 23, 2017